UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2010

Pinnacle Resources, Inc.

(Exact Name of Registrant as Specified in Charter)

Wyoming	0-22965	84-1414869
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

9600 E. Arapahoe Road, Suite 260, Englewood, Colorado 80112
(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code:  (303) 705-8600

N/A
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Definitive Material Agreement.

On January 8, 2010, Pinnacle Resources, Inc., a Wyoming corporation (the “Company”), Iron Eagle Group, a Nevada corporation (“Iron Eagle”) and the Shareholders of Iron Eagle (the “Iron Eagle Shareholders”), by and among themselves, entered into a Share Exchange Agreement (the “Agreement”).

 Pursuant to the Agreement, the Company issued an aggregate of 373,491,825 shares of Common Stock of the Company to the Iron Eagle Shareholders (the “IE Shares’) in exchange for 1,000 Iron Eagle Shares, which represented all of the issued and outstanding capital stock of Iron Eagle. As a result of the transaction effected by the Agreement, Iron Eagle became a wholly-owned subsidiary of the Company.

The terms of the Agreement required that all of the Iron Eagle Shareholders place the IE Shares in escrow, and that the IE Shares would only be released to the Iron Eagle Shareholders if within nine (9) months after the Closing Date of the Agreement, (i) Iron Eagle shall enter into one or more agreements to acquire construction, infrastructure or related companies with aggregate fiscal 2009 or last twelve (12) months audited EBITDA, adjusted for non-recurring expenses, of at least One Million Eight Hundred Thousand Dollars ($1,800,000); or (ii) the Company’s Board of Directors unanimously votes to authorize the release of the IE Shares. The Agreement further provided that Iron Eagle may cause any such acquisition to be completed in the Company, in Iron Eagle or in a subsidiary of either company and that any acquisition may utilize cash and/or newly issued stock of either the Company, Iron Eagle or a new subsidiary to complete such acquisitions. Iron Eagle advanced a $10,000 loan to the Company on the execution of the Agreement. The first One Hundred and Eighty million (180,000,000) shares to be issued to acquire or merge companies to satisfy the Performance Obligation shall come from newly issued shares from the Company. Shares issued to companies to satisfy the Performance Obligation above the first One Hundred and Eighty million (180,000,000) shares shall come from shares in the Escrow. As a condition of the Performance Obligation being met, the 32,477,550 shares issued and outstanding prior to the Iron Eagle Transaction shall represent a minimum of 5% of the total fully-diluted shares outstanding.

Pursuant to the terms of the Agreement, the Company agreed to (i) assist Iron Eagle to the best of its ability to complete any such acquisition transactions proposed by Iron Eagle; (ii) take any necessary actions to authorize and issue new shares of stock to raise capital for all or a portion of any acquisition purchase price; and (iii) not take any action that would in any way impede or prevent Iron Eagle from completing any proposed acquisition transaction. In the event that Iron Eagle fails to complete an acquisition as detailed in Paragraph 5.9 of the Agreement, the IE Shares held in escrow are supposed to be returned to the Company and the Company would be be released from its obligation to repay the $10,000 loan it received from Iron Eagle.

A copy of the Agreement is included as Exhibit 2.1 to this Current Report and is hereby incorporated by reference. All references to the Agreement and other exhibits to this Current Report are qualified, in their entirety, by the text of such exhibits.

Section 5 – Corporate Governance and Management

Item 5.01 Changes in Control of Registrant.

As explained more fully in Item 1.01, in connection with the Agreement, on January 8, 2010, the Company issued an aggregate of 373,491,825 its common shares to the Iron Eagle Shareholders in exchange for 100% (1,000 Iron Eagle Shares) of the outstanding shares of Iron Eagle. As such, immediately following the Exchange, the IE Shareholders held approximately 92% of the total combined voting power of all classes of the Company’s outstanding stock entitled to vote.

In connection with the Closing of the Agreement, and as explained more fully in Item 5.02 of this Current Report dated January 11, 2010, Jason Shapiro, the Chief Executive Officer and sole director of Iron Eagle, was appointed as a member of the Company’s Board of Directors and as Chief Financial Officer. Mr. Shapiro owns 99,149,630 of the Company’s common shares (included in the IE Shares). Mr. Shapiro’s brother, Jake Shapiro, also owns 99,149,630 of the Company’s common shares (included in the IE Shares), although each of Jason Shapiro and Jake Shapiro disclaims any beneficial interest in the others’ IE Shares.

In connection with the Iron Eagle transaction, the Company also entered into severance agreements with Glen R. Gamble, the Company’s President and Robert Hildebrand, the Company’s Secretary and Treasurer. Copies of the severance agreements are included as Exhibits 10.5 and 10.6.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 2, 2009 the Company’s Board, acting by unanimous consent of the Board of Directors in lieu of a meeting pursuant to the Wyoming Business Corporation Act and the Corporation's By-Laws, nominated Jason Shapiro as a Member of the Board of Directors of the Company, to fill the vacancy on the Company’s Board of Directors and thereby bring the total number of Directors on the Board to three as required under Article III, Section 3.02 of said By-Laws, to serve for a period of one year or until the appointment of his successor or assign. Mr. Shapiro accepted such appointment. Mr. Shapiro’s biography is set forth hereinbelow:

Jason Shapiro, age 32 has over 10 years of financial, private equity, turnaround, and restructuring experience across regional and global firms in diverse industries and in various states of financial health. He achieved honors at all schools with multiple valedictorian, summa cum laude, and scholarship awards. Prior to joining Iron Eagle Group, Mr. Shapiro was Vice President of Macquarie Capital Fund, Macquarie Group’s Private Equity Group.  Macquarie Group is an Australian listed firm with $200+ billion of assets under management.  Mr. Shapiro’s was responsible for 1) asset management where he actively worked with portfolio companies and key stakeholders to maximize returns and 2) new investments including deal origination, execution, and managing post-acquisition. Prior to Macquarie, Mr. Shapiro was an Associate Director at UBS Investment Bank, where he executed transactions including dozens of Lead Managed equity offerings, debt financings, and advisory assignments.  While at UBS, Mr. Shapiro became the youngest investment banking associate on Wall Street.  Mr. Shapiro also served as a legal intern for the United States Bankruptcy Court for the District of New Jersey.

Jason earned his MBA from the University of Pennsylvania’s The Wharton School.  Jason earned his J.D from the Seton Hall University School of Law where he was in the Full Scholarship and Presidential Honors Program and completed all his law courses in under two years. Jason graduated as the Valedictorian and Summa Cum Laude from Zicklin School of Business’s Baruch College where he earned his M.S. in Accountancy. Jason was the Valedictorian of Rutgers College where he graduated Summa Cum Laude and completed his studies in three years with a B.S. in Computer Science. Jason also taught at Rutgers as a Calculus Instructor.  In addition, he was in several honors programs and received numerous departmental and collegiate awards.

Mr. Shapiro also has earned the following certifications:  CPA (Certified Public Accountant), CFA (Chartered Financial Analyst), CIRA (Certified Insolvency and Restructuring Advisor). CDBV (Certification in Distressed Business Valuation), CFE (Certified Fraud Examiner), CFF (Certified in Financial Forensics), PMP (Project Management Professional), PMI-RMP (Risk Management Professional), CLSSBB (Certified Lean Six Sigma Black Belt).  He has also passed the NY and NJ Bar exams and expects to soon be licensed in both states.

Jason enjoys fitness and has completed the NYC Marathon and NYC Triathlon, hiked to Everest Base Camp, is a licensed Instrument Pilot, a PADI Certified Advanced Scuba Diver, a global traveler having explored all 7 continents and over 75 countries, and loves to read.

Mr. Shapiro will receive annual compensation of $200,000 (“Base Salary”) commencing on the closing of an acquisition and will be eligible to receive a cash bonus of up to 200% of Base Salary, at the discretion of the Board of Directors. Below are the relevant sections of the employment agreement.

“Base Salary. The Company will pay Employee [Jason Shapiro] an annual gross base salary of $200,000 (“Base Salary”) payable at least semi-monthly. The Company agrees to review Employee’s salary at least annually as of each anniversary of the Start Date and make adjustments upwards as necessary to reflect increases in the cost of living as well as performance.  The amount of any such increase if any; shall be at the sole discretion of the Board. Any actual payments of salary or bonuses made to Employee will be net of any governmental applicable taxes and fees that Company acting in good faith and its sole discretion determines need to be deducted from payments to Employee.

Cash Bonuses. At the sole discretion of the Board, Employee will be eligible to receive a cash bonus of up to 200% of Base Salary each year based upon actual performance of the Company as determined by the Board.  The timing, amount and payment terms of any such bonus if granted shall be at the sole discretion of the Board.”

Item 9.01.  Financial Statements and Exhibits.

Exhibit Number	Exhibit Description

2.1	Share Exchange between Pinnacle Resources, Inc., Iron Eagle Group and the Shareholders of Iron Eagle Group

2.2	Escrow Agreement between Pinnacle Resources, Inc and the Shareholders of Iron Eagle Group and Meister Seelig & Fein LLP

10.1	Employment Agreement of Jason Shapiro

10.2	Promissory Note from Iron Eagle Group to Pinnacle Resources, Inc.

10.3	Promissory Note from Jason Shapiro to Iron Eagle Group

10.4	Promissory Note from Jason Shapiro to Iron Eagle Group

10.5	Severance Agreement of Glen R. Gamble

10.6	Severance Agreement of Robert Hildebrand

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 11, 2010

By:	/s/ Glen R. Gamble
Glen R. Gamble
President

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

2.1	Share Exchange between Pinnacle Resources, Inc., Iron Eagle Group and the Shareholders of Iron Eagle Group

2.2	Escrow Agreement between Pinnacle Resources, Inc and the Shareholders of Iron Eagle Group and Meister Seelig & Fein LLP

10.1	Employment Agreement of Jason Shapiro

10.2	Promissory Note from Iron Eagle Group to Pinnacle Resources, Inc.

10.3	Promissory Note from Jason Shapiro to Iron Eagle Group

10.4	Promissory Note from Jason Shapiro to Iron Eagle Group

10.5	Severance Agreement of Glen R. Gamble

10.6	Severance Agreement of Robert Hildebrand